Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 21st day of February, 2006, by and between Basic Energy Services, L.P., a Delaware limited partnership acting herein by and through Basic Energy Services GP, LLC, its sole general partner (the “Purchaser”), and G&L Tool, Ltd., a Texas limited partnership (the “Seller”), DLH Management, LLC, a Texas limited liability company (the “Manager”) and LJH, Ltd., a Texas limited partnership (the “Owner”).
RECITALS:
     A. The Seller owns and operates an oil and gas fishing and rental tool business based in Abilene, Texas (the “Business”);
     B. The Manager is the sole general partner of the Seller and the Owner is the sole limited partner of the Seller.
     C. The Purchaser desires to purchase and acquire, and the Seller desires to sell and transfer, substantially all of the properties, assets and goodwill comprising the Business, except for the Excluded Assets (as hereinafter defined);
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE
     1.01 Sale and Transfer of Assets. At the Closing, which shall occur on the Closing Date (both terms as defined in Section 6.01 hereof), and subject to the terms and conditions of this Agreement, the Seller will grant, sell, convey, assign and deliver to the Purchaser, and the Purchaser will pay for and accept from the Seller all of the following assets (collectively, the “Assets”), effective as of 12:01 a.m., Abilene, Texas time on the Closing Date:
(a)	All of the tangible and intangible assets of every kind and description (other than the Excluded Assets) of the Seller used in Seller’s fishing and rental tool business (the “Business”), including, without limitation all tanks, pumps, reverse units, blow out preventors, foam units, wash pipe, drill collars and pipe, fishing and rental tools, and other miscellaneous equipment all as more particularly described on the inventory listing attached hereto on Exhibit A. The Seller is not selling and the Purchaser is

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not purchasing any of the Seller’s cash, deposits, prepayments, bank accounts, prepaid insurance, bonds, accounts receivable or other assets specifically defined herein as being excluded from the sale and purchase contemplated by this Agreement, all of which are referred to herein collectively as (the “Excluded Assets”).

(b)	the trucks, trailers, light vehicles, miscellaneous support trucks and other equipment described on Exhibit B hereto, together with all tools and accessories located on and used in connection with the same.

(c)	all spare components, tools, fittings and accessories, replacements parts and operating supplies, inventories, all shop equipment, tools, accessories and shop supply inventories, all office equipment and improvements owned by Seller (the Assets described under Section 1.01(a), (b) and (c) hereof are sometimes referred to as the “Tangible Personalty”);

(d)	all rights to all licenses, permits, easements and other authorizations or grants owned by or in favor of the Seller which are in any way used or useful in the ownership and operation of the Assets and the Business;

(e)	all of the Seller’s rights under the lease agreements, contracts and commitments which are described on Exhibit C attached hereto and made a part hereof for all purposes (the “Contracts”);

(f)	any usable and salable raw materials and supplies of the Seller as of the Closing (the “Inventory”);

(g)	all existing and assignable guaranties and warranties (express or implied) issued in connection with the purchase, lease, construction, alteration, and/or repair of any real or personal property included within the Assets;

(h)	all information, files, records, data, plans and recorded information, including supplier lists and customer lists, relating to the ownership and operation of the Business, provided that the Seller shall be entitled to keep, retain and utilize copies of all corporate, accounting and tax records maintained by the Seller;

(i)	all right, title and interest of the Seller in and to trade names used by the Seller in the operation of the Business, including, specifically, the name G&L Tool Company and all variations thereof;

(j)	all telephone numbers, facsimile numbers and websites utilized by Seller in the conduct of the Business;

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(k)	all real property owned by Seller, including but not limited to the real property described on Exhibit D hereto (collectively, the “Real Property”), all of which will be conveyed to Purchaser pursuant to a Real Property Purchase Agreement or Agreements (hereinafter referred to as the “Real Property Purchase Agreement”, whether one or more), with such Real Property Purchase Agreement or Agreements to be in substantially the form of that attached hereto or Exhibit E;

(l)	all goodwill of the Seller; and

(m)	any and all other assets of the Seller other than the Excluded Assets.
     1.02 Purchase Price. At the Closing, in accordance with the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Seller, the Manager and the Owner, the Purchaser shall purchase the Assets from the Seller for a total purchase price (the “Purchase Price”) of Fifty Eight Million and No/100 Dollars ($58,000,000.00). The portion of the Purchase Price payable to Seller will be reduced by (a) Two Million and No/100 Dollars ($2,000,000.00) which will be placed in escrow as provided in Section 1.05 below (the “Escrowed Funds”), (b) Fifty One Thousand and No/100 ($51,000.00) which is allocated to the Non-Competition Agreements to be executed by the Seller, John Teague and the Owner and (c) the amounts paid by Purchaser to creditors of Seller (if any) pursuant to Seller’s instructions. The Seller and the Purchaser agree that the Purchase Price will be allocated among the Assets as set forth on Schedule 1.02 attached hereto and made a part hereof and agree to be bound by such allocation for federal income tax and all other purposes incident to this Agreement.
     1.03 Additional Adjustments. The Purchase Price will be increased (i) in an amount required to reimburse Seller for the capital expenditures made by Seller between September 16, 2005 and the date of the execution of this Agreement (all of which expenditures are listed in Schedule 1.02 hereto) and (ii) as is required to reimburse Seller for any other capital expenditures made by Seller between the date of execution of this Agreement and the Closing Date with Purchaser’s knowledge and approval (collectively, the “Expenditures Capital Reimbursement Amount”). The amount by which the Purchase Price will be increased pursuant to the provisions of (i) and (ii) immediately above will be decreased by an amount equal to 1/60th of the purchase price paid by Seller for such equipment time the full number of months such equipment is owned by Seller prior to Closing.
     1.04 Contingent Earn Out Agreement. In addition to the Purchase Price, the Purchaser agrees that it will pay the Seller up to an additional Twenty One Million and No/100 Dollars ($21,000,000.00) (the “Earn Out Amount”) if the form and conditions of a Contingent Earn Out Agreement to be executed between Purchaser and Seller at Closing (in substantially in the form of that attached hereto as Exhibit F, with appropriate insertions) are satisfied.
     1.05 Escrowed Funds. At the closing, Seller, Purchaser and the Escrow Agent (as defined in the Escrow Agreement) shall enter into an escrow agreement that is substantially identical in form

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and substance to that attached hereto as Exhibit G (the “Escrow Agreement”), pursuant to which Purchase shall deposit a portion of the Purchase Price (the “Escrowed Funds”) equal to the sum Two Million and No/100 Dollars ($2,000,000.00) with the Escrow Agent (the “Escrow Account”), to serve as a source of security for the payment of any claims asserted by Purchaser within one hundred twenty (120) days from the Closing Date against Seller, the Manager and/or the Owner for the breach of any of their representations, warranties and /or covenants under this Agreement and the instruments and documents executed by Seller, the Manager and/or the Owner at Closing pursuant hereto (the “Settlement Period”). The establishment of the Escrow Account and any exercise of recourse thereon by Purchaser shall not operate or be deemed to operate to limit or restrict any other legal or equitable rights or remedies available to Purchaser for any such breach by Seller. Disputes relating to the Escrow Account shall be resolved as set forth in Article VII of this Agreement and as otherwise provided in the Escrow Agreement.
     1.06 Liabilities Not Assumed. Except for liabilities arising under any Contracts assumed by Purchaser (the “Assumed Contractual Liabilities”), the Purchaser does not assume or agree hereunder to pay, perform or discharge any debt, obligation, tax or liability, known or unknown, contingent or otherwise, of the Seller, the Manager or the Owner of any kind or nature whatsoever. Without limiting the foregoing, in no event shall the Purchaser assume or incur any liability or obligation under this Agreement or otherwise in respect of any of the following:
(a)	any claim for injury to person or property arising out of events occurring prior to Closing, regardless of when made or asserted, or which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made (or alleged to have been made) by the Seller, the Manager or the Owner or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of the Seller, the Manager or the Owner or arising from any actions or inactions of the Seller, the Manager or the Owner or any events occurring prior to the Closing Date;

(b)	any federal, state or local income or other tax payable with respect to the Business, Assets, properties or operations of the Seller or any member of any affiliated group of which the Seller is a member or incident to or arising as a consequence of the negotiation or consummation by the Seller, the Manager and the Owner of this Agreement and the transaction contemplated hereby, save and except: (i) any applicable property taxes for the calendar year 2006 which will be prorated by the parties as of the Closing Date with an appropriate credit to the Purchaser at the Closing, and (ii) any sales or transfer taxes resulting from the consummation of this transaction, which will be the responsibility of the Purchaser;

(c)	any liability or obligation arising prior to the Closing Date under any law, ordinance or governmental or regulatory rule or regulation, whether federal, state or local, to

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which the Seller or Seller’s business operations, assets or properties are subject relating to pollution or protection of the environment;

(d)	any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Seller whether or not employed by the Purchaser after the Closing Date, or under any benefit arrangement with respect thereto, including any obligations of the Seller under any defined benefit plan, employee benefit plan or severance plan; and

(e)	any liability or obligation of the Seller, the Manager and the Owner incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants and other professionals.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE
SELLER, THE MANAGER AND THE OWNER
     The Seller, the Manager and the Owner jointly and severally, hereby represent, warrant and covenant to and with the Purchaser as follows:
     2.01 Existence and Good Standing; No Subsidiaries. The Seller is a limited partnership organized, validly existing and in good standing under the laws of the State of Texas. The Seller has all requisite power and authority to carry on the Business now being conducted by the Seller. The Seller is in good standing and is duly qualified to do business in all jurisdictions where the character of its properties or assets or the nature or conduct of its Business makes such qualification necessary including, but not limited to, the states of Oklahoma, New Mexico and Colorado. The Seller has no subsidiaries.
     2.02 Authority; Enforceability. The Seller, the Manager and the Owner each have full power, authority and legal right to enter into this Agreement and to consummate the transactions provided for herein. All actions on the part of the Seller, the Manager and the Owner necessary to consummate the transaction contemplated by this Agreement and the Real Property Purchase Agreement have been duly taken as required by applicable law and any applicable agreements. This Agreement and the Real Property Purchase Agreement have each been, and the other agreements, documents and instruments required to be delivered by the Seller, the Manager and the Owner in accordance with the provisions hereof have been or will be, duly executed and delivered by the Seller, the Manager and the Owner and constitute (or will at Closing constitute) the valid and binding obligations of the Seller, the Manager and the Owner, enforceable against each of them in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency,

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reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights or by legal principles of general applicability governing the availability of equitable remedies.
     2.03 Absence of Violation or Conflicts. The execution and delivery of this Agreement and the Real Property Purchase Agreement and the performance by the Seller, the Manager and the Owner of the transactions contemplated by this Agreement and the Real Property Purchase Agreement do not and will not (a) violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (i) any law, ordinance or governmental rule or regulation known to the Seller, the Manager and the Owner and to which the Seller, the Manager and the Owner, the Assets or the Business are subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is known to the Seller, the Manager and the Owner and which is applicable to either the Seller, the Manager and the Owner, the Assets or the Business, (iii) the governing documents of or any securities issued by the Seller, or (iv) any mortgage, indenture or other instrument, document or understanding, oral or written, to which either the Seller, the Manager or the Owner is a party, by which the Seller, the Manager and the Owner may have rights or by which the Assets or the Business may be bound or affected, and (b) give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller thereunder. No authorization, approval or consent of, and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Seller, the Manager or the Owner.
     2.04 Title to Assets. The Seller, the Manager and the Owner have (or will have at Closing) good, indefeasible and marketable title to all of the properties and assets which are included in the Assets, specifically including, without limitation, the Real Property, the Tangible Personalty and the Inventory, with such Assets to be free and clear of all mortgages, liens, pledges, security interests, charges, claims, rights of first refusals, options, restrictions or conditions to transfer or assignment, liabilities, obligations and other encumbrances and defects of title of any nature whatsoever (collectively referred to as “Encumbrances”), except for liens for current ad valorem or similar taxes which are not yet due and payable (collectively, the “Permitted Encumbrances”). The Seller has the absolute right to sell the Assets to the Purchaser, and upon the consummation of the transaction contemplated hereby, the Purchaser will have good and marketable title to the Assets, free and clear of all encumbrances.
     2.05 Contracts. All Contracts (including lease agreements) to be assumed by the Purchaser at the Closing are described on attached Exhibit C and the Seller, the Manager and the Owner have provided or made available to the Purchaser true, correct and complete copies of all such Contracts, including any amendments or supplements thereto. To the best of the Seller’s, the Manager’s and the Owner’s knowledge, after reasonable investigation, the Seller is not in default (nor is there any event which with notice or lapse of time or both would constitute a default) under any such Contract. No consents or approvals of any person other than the Seller, the Manager and the Owner are necessary to sell, assign, convey, transfer and deliver any and all rights and interest in

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and to the Contracts to the Purchaser. There are no agreements with third parties, either written or verbal, that are material or necessary to the operation of the Business other than the Contracts.
     2.06 Condition of the Assets. The equipment and other tangible property of Seller is being sold to Purchaser in its “as is” condition, and Purchaser acknowledges that it has inspected such equipment and other tangible property being conveyed pursuant hereto and accepts the same in its current condition, subject to, however, Seller’s, the Manager’s and the Owner’s representations and warranties that to the best of their knowledge after reasonable investigation, there has been no change in the condition of the equipment and other tangible property comprising the Assets since the date of completion of Purchaser’s inspection of the same, normal wear and tear excluded. Except for the Excluded Assets, the Assets constitute all property, assets and contractual rights necessary for the conduct of the Business as presently conducted. All of the Assets conform to all applicable laws governing their use. No notice of any violation of any law, statute, ordinance or regulation has been received by the Seller, the Manager and the Owner, nor, to the knowledge of the Seller, the Manager and the Owner, is there any basis for any of the foregoing.
     2.07 Trade Secrets and Customer Lists. The Seller has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the conduct of the Business. The Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including, without limitation, any past or present employee of the Seller.
     2.08 Suppliers and Customers. The Seller, the Manager and the Owner have no knowledge that any of the suppliers or customers of the Seller expect or intend to materially reduce their business with the Business.
     2.09 Compliance with Law; Authorizations. To the best knowledge of the Seller, the Manager and the Owner, after reasonable investigation, the Seller has complied with each (and is not in violation of any), law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign, known to the Seller, the Manager and the Owner and to which the Seller and its Business, operations, assets and properties are subject (“Regulations”). The Seller owns, holds, possesses or lawfully uses in the operation of the Assets and the Business all licenses, permits, patents, easements, rights, applications, filings, registrations and other authorizations (“Authorizations”) which are known to the Seller, the Manager and the Owner and which are in any manner necessary for such ownership and use by the Seller, free and clear of all liens, charges, restrictions and Encumbrances and, to the best knowledge of the Seller, the Manager and the Owner, after reasonable investigation, in compliance with all Regulations. To the best knowledge of the Seller, the Manager and the Owner, after reasonable investigation, the Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization.
     2.10 Litigation. Except for litigation which has been initiated by Seller in an attempt to collect accounts receivable owed to Seller (all of which litigation, together with the claims

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underlying the same will be retained by Seller), no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending in which the Seller is a party and in which the Seller, the Manager and the Owner have been served with process or otherwise notified or, to the knowledge of the Seller, the Manager and the Owner after reasonable investigation, threatened against the Seller, the Manager and the Owner which relate to the Assets, the Business or the transactions contemplated by this Agreement, nor do the Seller, the Manager and the Owner know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect the Assets, the Business, or the transaction contemplated hereby. Neither the Seller, the Manager or the Owner is a party to nor subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially adversely affect the Seller, the Manager and the Owner, the Assets, the Business, or the transactions contemplated hereby.
2.11 Environmental Matters.
(a)	To the best knowledge of the Seller, the Manager and the Owner, after reasonable investigation, the Assets (including, specifically, the Real Property) are in compliance with all federal, state and local laws and regulations relating to pollution or protection of the environment (collectively, “Environmental Laws”), including, without limitation, Environmental Laws governing emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment. To the best knowledge of the Seller, the Manager and the Owner, after reasonable investigation, the Seller has obtained all permits, licenses and other authorizations that are required under Environmental Laws with respect to the operation of the Assets and the conduct of the Business and is in compliance therewith. The Seller has obtained phase one environmental assessments covering all of its real property, true and correct copies of which have been furnished to Purchaser. The Seller shall have no obligation to secure additional environmental assessments at its cost.

(b)	There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending in which either the Seller, the Manager or the Owner is a party or in which either the Seller, the Manager or the Owner has been served with process or otherwise notified or, to the knowledge of the Seller, the Manager or the Owner has been threatened against the Seller, the Manager and the Owner based upon any violation or alleged violation of any Environmental Laws.

(c)	The Seller will, at least ten (10) days prior to the Closing in connection with each tract of the Real Property and each tract of real property leased by Seller, deliver to Purchaser a Phase I Environmental Assessment covering each of such properties.

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The Seller, the Manager and the Owner agree to cooperate reasonably with the Purchaser in connection with the Purchaser’s application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the transfer of the Business to the Purchaser.
     2.12 Tax and Other Returns and Reports. Neither the Seller, the Manager and the Owner has received any notice of assessment or proposed assessment in connection with any of the Assets, the Real Property or the Business and, to the knowledge of the Seller, the Manager and the Owner, there are no pending tax examinations or tax claims asserted against any of the Assets or the Business. There are no tax liens (other than any lien for current ad valorem taxes not yet due and payable) on any of the Assets, the Real Property or the Business.
     2.13 Consents. Neither the Seller, the Manager or the Owner is aware of any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any other person on the part of the Seller which is required in connection with the completion of the transactions contemplated by this Agreement and the operation by the Purchaser of the Business in the manner in which it is currently conducted. The Seller, the Manager and the Owner agree that they will utilize their best efforts to obtain any required governmental consents on or before the Closing. If the Seller, the Manager and the Owner, notwithstanding such best efforts, shall fail to obtain such consents by the Closing Date, the Purchaser, at its option, may elect not to accept the applicable leases, contracts or other rights for which consent was not obtained whereupon the Purchaser will be reduced by that portion of the Purchase Price allocated thereto on any allocation schedule delivered hereunder or such other amount as the parties may agree upon. No such reassignment and reimbursement will in any way operate to negate, diminish or alter the obligations of the Seller, the Manager and the Owner hereunder or under their respective Non-Competition Agreements (hereinafter defined).
    2.14 Financial Matters.
(a)	To the best knowledge of the Seller, the Manager and the Owner as of the Closing Date, the audited financial statements of the Seller as of and for the year ended December 31, 2004 and the ten (10) month period ended October 31, 2005 (including the related notes) (the “Audited Financial Statements”) present fairly, in all material respects, the financial condition of the Seller at the date of the balance sheet included therein and the results of operations, cash flows and partner’s equity of the Seller for the respective period set forth therein and have been prepared in accordance with GAAP. The Audited Financial Statements will not disclose any fact or circumstance (other than facts or circumstances reflected on the schedules to this Section 2.14) that could reasonably be expected to materially and adversely affect the business, prospects, results of operations, assets or financial condition of the Seller.

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(b)	Liabilities. Except for the liabilities specifically disclosed by the Seller to the Purchaser in writing, the Seller has and on the Closing Date will have, no other material liabilities of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, or arising out of transactions entered into, or any state of facts existing, prior to the Closing Date which will encumber the Assets or impair the use, value or ownership thereof by the Purchaser following the Closing. The Seller, the Manager and the Owner represent and warrant that as of the date of Closing, there will been no material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of the Seller since October 31, 2005.
     2.15 Absence of Certain Changes. To the best knowledge of the Seller, the Manager and the Owner since October 31, 2005, there has not been (i) any material amendment, termination or revocation, or threatened termination, revocation or modification of any license, permit or franchise required for the continued operation of the Business; (ii) any sale or transfer of the Assets (other than in the ordinary course of Seller’s Business); (iii) any pledge or subjection to lien, charge or encumbrance of any kind, of, on or affecting any of the Assets, or (iv) any damage, destruction or loss of or to the Assets, whether or not covered by insurance.
     2.16 Disclosure. To the best knowledge of the Seller, the Manager and the Owner no material written statement, representation, warranty or information provided or furnished by or on behalf of the Seller, the Manager and the Owner to the Purchaser in this Agreement or the Real Property Purchase Agreement or otherwise in connection with the transactions contemplated by this Agreement or the Real Property Purchase Agreement contains as of the date made any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.
     2.17 Expansion Capital Expenditures. All expenditures made by the Seller since September 16, 2005 that constitute Expansion Capital Reimbursement Amounts have been for equipment that expanded the capabilities of the Business and none of such expenditures were for purchases of equipment to replace existing equipment.
ARTICLE III
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     The Purchaser hereby represents and warrants to the Seller, the Manager and the Owner as of the date hereof as follows:
     3.01 Organization. The Purchaser is a limited partnership duly organized and existing in good standing, under the laws of the State of Delaware and has the power and authority to carry on its business as contemplated by this Agreement.

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     3.02 Authority. The Purchaser has full power, authority and legal right to enter into this Agreement and the Real Property Purchase Agreement and to consummate the transactions provided for herein and therein. The execution and delivery of this Agreement and the other instruments specified herein and the consummation of the transaction provided for herein by the Purchaser have been duly and validly authorized by all necessary action on the part of the Purchaser and are in compliance with applicable law. This Agreement and the Real Property Purchase Agreement have been and the other agreements, documents and instruments required to be delivered by the Purchaser in accordance with the provisions hereof have been or will be, duly executed and delivered by the Purchaser and constitute (or will at Closing constitute) the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights or by legal principles of general applicability governing the availability of equitable remedies.
     3.03 Absence of Violations or Conflicts. The execution, delivery and performance of the transactions contemplated by this Agreement and the Real Property Purchase Agreement by the Purchaser do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any law, ordinance or governmental rule or regulation known to the Purchaser and to which the Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser (c) the governing documents of the Purchaser or any securities issued by the Purchaser, or (d) any mortgage, indenture or other instrument, document or understanding, oral or written, to which the Purchaser is a party or by which the Purchaser may have rights. No authorization, approval or consent of and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement and the Real Property Purchase Agreement by the Purchaser.
     3.04 Disclosure. No written statement, representation, warranty or information provided or furnished by or on behalf of the Purchaser to the Seller in this Agreement or the Real Property Purchase Agreement or otherwise in connection with the transactions contemplated by this Agreement or the Real Property Purchase Agreement contains as of the date made any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

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ARTICLE IV
INDEMNIFICATIONS
     4.01 General Indemnification by the Seller, the Manager and the Owner. The Seller, the Manager and the Owner, jointly and severally, agree to indemnify, hold harmless and defend the Purchaser after the Closing Date against and in respect of any of the following matters that may be asserted or established:
(a)	Any and all damages, losses, expenses, liabilities or deficiencies resulting from any breach of the warranties, representations and covenants of the Seller, the Manager and the Owner contained herein or in any instrument executed pursuant hereto;

(b)	Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Purchaser as a result of the nonpayment or assessment of taxes with respect to the Assets or the Business attributable to periods prior to the Closing Date;

(c)	Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Purchaser as a result of a claim of any kind arising from the ownership or operation of the Assets or the Business prior to the Closing Date (except for the Assumed Contractual Liability);

(d)	All demands, assessments, judgments, costs and expenses (including reasonable legal fees and other expenses of litigation, both at the trial and appellate level) arising from or in connection with any action, suit, proceeding or claim incident to any of the matters indemnified in subparts (a)-(c) of this Section 4.01.
     4.02 General Indemnification by the Purchaser. The Purchaser agrees to indemnify, hold harmless, and defend the Seller, the Manager and the Owner after the Closing Date against and in respect of any of the following matters that may be asserted or established:
(a)	Any and all damages, losses, expenses, liabilities or deficiencies resulting from any breach of the warranties, representations and covenants of the Purchaser contained herein or in any instrument executed pursuant hereto;

(b)	Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Seller as a result of the Purchaser’s nonpayment of taxes assessed against the Assets or the Business for periods on and after the Closing Date;

(c)	Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Seller as a result of a claim of any kind arising from the ownership or operation of the Assets or the Business by the Purchaser on and after the Closing Date; and

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(d)	All demands, assessments, judgments, costs and expenses (including reasonable legal fees and other expenses of litigation, both at the trial and appellate level) arising from or in connection with any action, suit, proceeding or claim incident to any of the matters identified in subparts (a)-(c) of this Section 4.02.
     4.03. Environmental Indemnification by the Seller, the Manager and the Owner. The Seller, the Manager and the Owner, jointly and severally, agree to indemnify, defend and hold the Purchaser harmless from and against any and all claims, demands, causes of action, liabilities, losses, fines, penalties, and/or expenses (including reasonable attorneys’ fees and other expenses of litigation) which the Purchaser may incur or suffer based upon or arising from any occurrence, event, circumstance or omission occurring prior to the Closing Date and involving or affecting the environmental condition of the Assets or those real properties on which Phase I Environmental Assessments are required under Section 2.11(c) above, including, without limitation, or any such matters attributable to alleged violations of or non-compliance with Environmental Laws.
     4.04 Limit on Indemnification Obligation. Not withstanding any other provisions of this Agreement, Purchaser agrees that the aggregate indemnification obligations of Seller, Manager or Owner to Purchaser for claims asserted shall not exceed Two Million Dollars ($2,000,000.00) and that the obligation to indemnify will only apply to claims asserted before the second anniversary of the Closing Date. In addition, the Seller, Manager and Owner will have no obligation to indemnify Purchaser for environmental claims involving Seller’s owned or leased real property, no matter when arising.
     4.05 Conditions of Indemnification. The respective obligations and liabilities of the Seller, the Manager and the Owner and the Purchaser (the “indemnifying party”) to the other (the “party to be indemnified”) under this Article IV with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:
(a)	Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party’s position) after receipt of notice of commencement of any claim, whether meritorious or not, or any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expenses; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, or (ii) the indemnifying party has failed to assume the defense of such claim or action.

(b)	If the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading

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must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(c)	Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

(d)	The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests to the other.

(e)	Seller, Manager and Owner agree that Purchaser may offset any sums determined o be due Purchaser under this Article IV against any sums payable to Seller pursuant to the Contingent Earn Out Agreement.
ARTICLE V
OTHER AGREEMENTS
     5.01 Purchaser’s Due Diligence. Pending Closing, the Purchaser shall have the complete and unfettered right to inspect, review and audit the Assets and all books, records, data and other information of the Seller relating to the Assets and the conduct of the Business. All expenses incurred by the Purchaser relating to its inspection and review of the Assets and the Business shall be borne and paid exclusively by the Purchaser. The Seller, the Manager and the Owner will cooperate with the Purchaser in all reasonable respects in facilitating such inspection and review. Without limiting the foregoing, the Seller, the Manager and the Owner each agree that, until Closing, they will (a) provide or cause to be provided to the Purchaser or its representatives, during normal business hours or otherwise, if necessary, full access to all of Seller’s properties, assets, books, agreements, commitments and records; (b) furnish the Purchaser and its representatives with such information concerning any of Seller’s operations and affairs as they may reasonably request; and (c) furnish to the Purchaser true copies of all requested financial data and operating statements of the Seller.
     5.02 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date, the Seller, the Manager and the Owner will not, directly or indirectly, encourage,

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initiate or engage in discussions or negotiations with or provide any information to, or enter into any agreement to sell the Assets or any equity interest in the Seller with, any person, firm, company or other entity, other than the Purchaser. The Seller, the Manager and the Owner agree to promptly notify Purchaser of the receipt and detail of any unsolicited offers received by them regarding Seller.
     5.03 Employees. Employees of Seller who are engaged in the conduct of Seller’s Business and who successfully pass Purchaser’s preemployment screening tests and otherwise qualify for employment by Purchaser and who are actually employed by Purchaser immediately following Closing will be eligible to participate in Purchaser’s Health Plan, Vision Plan, Group and Voluntary Life and AD & D Plans, and Supplemental Insurance Plans on the first day of the month following a ninety (90) day waiting period beginning on the Closing Date. Purchaser will provide Seller’s employees and their covered dependents, if any, who are participating in Seller’s health plan at Closing with interim health coverage until they complete the ninety (90) day waiting period required for participation. Seller’s employee’s length of service with Seller will be honored in considering their paid time off under Purchaser’s Paid Time Off Program. Except as may be specifically provided in this Agreement, the Purchaser will assume no liability for any agreements, arrangements, commitments, pre-existing conditions, policies or understandings of any kind relating to employment, compensation or benefits for present or former employees of the Seller prior to the Closing Date, including, but not limited to, severance pay, retirement benefits, accrued vacation pay or benefits or medical claims incurred or arising before the Closing Date. Without limiting the foregoing, the Seller shall bear the full cost and expense of any severance expenses and benefits that result from the termination of any employees of the Seller by Seller. Notwithstanding the foregoing, Purchaser will assume the liability for accrued vacations for those employees of Seller who are hired by Purchaser at Closing, provided an appropriate reduction in the Purchase Price is made for the vacation benefits assumed.
     5.04 Expenses. Except as otherwise provided herein, each party hereto will pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement, the Real Property Purchase Agreement and the transaction contemplated hereby. The Purchaser will pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets.
     5.05 Brokers. Each of the parties hereto shall be solely responsible for any brokerage commissions or finder’s fees arising from this transaction based upon arrangements made by or on behalf of such party and agrees to indemnify and hold the other party harmless from any claims or liabilities (including reasonable attorneys’ fees and court costs) with respect thereto.
     5.06 Loss. If, before the Closing Date, any individual asset making up the Assets is destroyed, or if there has been damage to any assets making up the Assets which would cost (in the aggregate) in excess of $25,000.00 to repair or replace and such repair or replacement is not completed by the Closing Date to the Purchaser’s reasonable satisfaction, then the Purchaser, at its option, may either (a) proceed to Closing, in which event the Seller shall assign to the Purchaser at

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Closing all insurance proceeds payable with respect to such loss and the Purchaser shall receive a credit at Closing against the Purchase Price for any remaining sums necessary to effectuate such repairs (including, without limitation, applicable deductibles) or (b) terminate this Agreement, in which event, except as otherwise expressly provided in this Agreement, neither party shall have any further rights or obligations hereunder. If, before the Closing Date, there has been damage to any individual asset making up the Assets which would cost $25,000.00 or less to repair or replace and such repair or replacement shall not have been completed by the Closing Date to the Purchaser’s reasonable satisfaction, then the parties shall remain obligated to close this transaction, but Purchaser shall be entitled to an assignment at Closing of all insurance proceeds payable with respect to such loss and shall additionally receive a credit at Closing against the Purchase Price in an amount to be agreed upon by the Purchaser and the Seller for any remaining sums necessary to effectuate such repairs (including, without limitation, applicable deductibles).
     5.07 Assignment of Contracts. At least ten (10) days prior to Closing, the Purchaser shall notify the Seller of those Contracts, if any, which the Purchaser desires to assume at Closing. If the Purchaser does not issue such notification, the Purchaser shall be deemed to have elected not to assume any of the Contracts at Closing. Any Contracts the Purchaser elects not to assume will be considered to be Excluded Assets.
     5.08 Accounts Receivable. Purchaser agrees that it will promptly remit to Seller any and all amounts received by Purchaser in payment of accounts receivable of Seller which are applicable to the period preceding Closing.
     5.09 Non-Completion Penalty. Purchaser agrees that it will pay Seller the sum of One Million and No/100 Dollars ($1,000,000.00) if the Basic Energy Services, Inc. Board of Directors does not approve the acquisition of Seller’s Assets as contemplated by this Agreement for any reason other than Seller’s inability or refusal to deliver good and unencumbered title to the Assets to Purchaser. Seller agrees to pay Purchaser the sum of One Million and No/100 Dollars ($1,000,000.00) if it for any reason fails or refuses to sell the Assets to Purchaser as contemplated by this Agreement.
ARTICLE VI
THE CLOSING
     6.01 Time, Date and Place of Closing. Closing (“the Closing”) of the transactions contemplated hereby shall take place at the offices of the Seller’s attorney in Abilene, Texas at 10:00 a.m. on or before February 28, 2006, or at such other time and place as the parties may hereafter mutually agree in writing. Such date or any alternative date selected in accordance with this Section 6.01 is referred to in this Agreement as the “Closing Date.

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     6.02 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to close under this Agreement and the Real Property Purchase Agreement is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser:
(a)	The representations, warranties and covenants of the Seller, the Manager and the Owner contained herein or otherwise delivered pursuant hereto shall be true in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing Date, and shall be true at and as of the Closing Date;

(b)	The Seller, the Manager and the Owner shall have performed and complied with all agreements and conditions required by this Agreement and the Real Property Purchase Agreement to be performed or complied with by the Seller, the Manager and the Owner prior to or at the Closing Date;

(c)	No material adverse change in the Business or in the Assets shall have occurred between October 31, 2005 and the Closing Date;

(d)	No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transaction contemplated by this Agreement or the Real Property Purchase Agreement, or which would interfere with the use of the Assets or the operation of the Business;

(e)	No judgment, order or decree shall have been rendered by any governmental authority and no action shall have been instituted or threatened by any person which has the effect of enjoining or which seeks to enjoin the consummation of the transaction contemplated by this Agreement or the Real Property Purchase Agreement;

(f)	The Seller, the Manager and the Owner shall have delivered to the Purchaser an opinion of its legal counsel, David L. Hooper, in form and substance reasonably acceptable to the Purchaser and its counsel, addressing the due and proper authorization, execution and delivery and the enforceability of this Agreement or the Real Property Purchase Agreement and the instruments and documents executed in connection herewith and therewith and such other matters as the Purchaser or its counsel may reasonably require; and

(g)	The Purchaser shall have received the audited and unaudited financial statements with respect to Seller that are required by Rule 3-05 of Regulation S-X of the Securities Exchange Act of 1934, as amended, at least twenty (20) business days prior to the Closing Date. The audited financial statements shall be free of any

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qualifications. Both the audited and unaudited financial statements shall conform in all material respects to the Unaudited Annual Financial Statements and the Unaudited Interim Financial Statements, as applicable. Purchaser shall have also received any applicable consents from the independent auditors of Seller required for Purchaser to file such financial statements with the U.S. Securities and Exchange Commission and to incorporate them by reference into any outstanding registration statements of the Purchaser. The cost of payable by Seller to its independent public accountants for services rendered by such accountants in connection with the issuance of the Audited Financial Statement and the SAS 100 Reviewed Financial Statements shall be reimbursed to Seller by Purchaser at Closing.

(h)	The Phase One Environmental Assessments delivered by Seller, the Manager and the Owner to Purchaser pursuant to Section 2.11(c) shall disclose only conditions that are acceptable to Purchaser or in the alternative, all conditions that are not acceptable to Purchaser shall have been corrected (at Seller’s expense) to the satisfaction of Purchaser (provided, however, Seller will have the option to termination this Agreement if the estimated remediation costs to correct any conditions disclosed by the Phase One Environmental Assessments exceed 5% of the Purchase Price); and

(i)	All deliveries pursuant to Section 6.04 shall have been made and shall be reasonably acceptable to the Purchaser.
     6.03 Conditions to Obligations of the Seller, the Manager and the Owner. The obligation of the Seller, the Manager and the Owner to close under this Agreement and the Real Property Purchase Agreement is subject to the fulfillment prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived by the Seller, the Manager and the Owner:
(a)	The representations, warranties and covenants of the Purchaser contained herein or otherwise delivered pursuant hereto shall be true in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing Date, and shall be true at and as of the Closing Date;

(b)	The Purchaser shall have performed and complied with all agreements and conditions required by this Agreement and the Real Property Purchase Agreement to be performed or complied with by the Purchaser prior to or at the Closing Date;

(c)	No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transaction contemplated by this Agreement or the Real Property Purchase Agreement or which would interfere with the use of the Assets or the operation of the Business;

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(d)	No judgment, order or decree shall have been rendered by any governmental authority and no action shall have been instituted or threatened by any person which has the effect of enjoining or which seeks to enjoin the consummation of the transaction contemplated by this Agreement or the Real Property Purchase Agreement; and

(e)	The Purchaser shall have delivered to the Seller, the Manager and the Owner an opinion of its legal counsel, Lynch, Chappell & Alsup, P.C. in form and substance reasonably acceptable to the Seller, the Manager and the Owner and their counsel, addressing the due and proper authorization, execution and delivery and the enforceability of this Agreement and the Real Property Purchase Agreement and the instruments and documents executed in connection herewith and therewith and such other matters as the Seller, the Manager and the Owner or their counsel may reasonably require; and

(f)	All deliveries pursuant to Section 6.05 shall have been made and shall be reasonably acceptable to Seller, the Manager and the Owner.
     6.04 Deliveries by the Seller, the Manager and the Owner at the Closing. At the Closing, the Seller, the Manager and the Owner shall execute, acknowledge, and/or deliver, as appropriate, the following to the Purchaser:
(a)	Evidence that all consents necessary in connection with this transaction have been obtained (which shall consist of the original copies of all consents required to be obtained in writing and a certificate from the Seller, the Manager and the Owner stating that all other consents have been obtained);

(b)	Evidence that all liens or encumbrances of any kind on the Assets other than Permitted Encumbrances shall have been released and/or a termination statement shall have been filed as of the Closing Date;

(c)	Certificates of the Seller, the Manager and the Owner, dated as of the Closing Date, as to the material truth and correctness of all of the representations and warranties of the Seller, the Manager and the Owner contained in this Agreement;

(d)	An officer’s certificate from Seller, the Manager and the Owner, dated as of the Closing Date, as to the material performance of and compliance by the Seller, the Manager and the Owner with all covenants of the Seller, the Manager and the Owner contained in this Agreement;

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(e)	A certificate from Seller, dated as of the Closing Date, as to approval of the transactions contemplated by this Agreement by the Seller, the Manager and the Owner;

(f)	Opinion of counsel of David L. Hooper.

(g)	A Contingent Earn Out Agreement that is substantially identical in form and substance to that attached hereto as Exhibit F duly executed by Seller (the “Contingent Earn Out Agreement”);

(h)	An assignment, conveyance and bill of sale substantially identical in form and substance to that attached hereto as Exhibit H (the “Conveyance”), conveying the Assets to the Purchaser;

(i)	All title certificates and other registration documents necessary to transfer to the Purchaser the titles to the, motor vehicles, trailers, equipment and other tangible personalty which are a part of the Assets, including, but not limited to, those shown on attached Exhibits A and B, to the Purchaser;

(j)	Non-competition agreements that are substantially identical in form and substance to that attached hereto as Exhibit I, duly executed by John Teague, the Seller, the Manager and the Owner (the “Non-Competition Agreements”);

(k)	Employment Agreement that is substantially identical in form and substance to that attached hereto as Exhibit J, duly executed by Messrs. Troy Meyers and Rocky Meyers and Ms. Dianne Jones (the “Employment Agreement”);

(l)	A Customer/Vendor/Employee Notice that is substantially identical in form and substance to that attached hereto as Exhibits K-1, K-2 & K-3 duly executed by the Seller; and

(m)	A Special Power of Attorney from Seller authorizing Purchaser to transfer vehicle titles.
     6.05 Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall execute, acknowledge, and/or deliver, as appropriate, to the Seller, the Manager and the Owner the following:
(a)	An officer’s certificate of the Purchaser, dated as of the Closing Date, as to the material truth and correctness of all of the representations and warranties of the Purchaser contained in this Agreement and the Real Property Purchase Agreement;

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(b)	An officer’s certificate of the Purchaser, dated as of the Closing Date, as to the material performance of and compliance by the Purchaser with all covenants of the Purchaser contained in this Agreement and the Real Property Purchase Agreement;

(c)	An officer’s certificate of the Purchaser, dated as of the Closing Date, as to approval of the transactions contemplated by this Agreement and the Real Property Purchase Agreement by the general partner of the Purchaser;

(d)	The Real Property Purchase Agreement;

(e)	The Purchase Price in immediately available funds, less

(f)	the portion of the Purchase Price being deposited with the Escrow Agent pursuant to Section 1.05 and above, and (ii) payments, if any, made by Purchaser to creditors of Seller pursuant to Seller’s instructions;

(g)	Opinion of Counsel of Lynch, Chappell & Alsup, P.C.;

(h)	The Contingent Earn Out Agreement;

(i)	The Non-Competition Agreements;

(j)	The Employment Agreements; and

(k)	The Customer/Vendor/Employee Notices.
ARTICLE VII
POST CLOSING REMEDIES OF THE PURCHASER
     7.01 In General. After the Closing, the Purchaser, without limitation of its other rights and remedies, shall have recourse upon the Escrowed Funds for breaches of the representations, warranties, covenants and agreements of the Seller, the Manager and the Owner under this Agreement (including all costs, expenses and attorney’s fees related thereto).
     7.02 Dispute Resolution.
(a)	The parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement or the breach hereof, including, without limitation, any controversies or claims arising out of, under, or with respect to the retained portion of the Purchase Price, promptly by negotiations between representatives who have authority to settle the controversy. Any party may give the other party written

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notice of any dispute not resolved in the normal course of business together with a request that the parties meet and confer (“Notice of Dispute”). Within twenty (20) days after delivery of the Notice of Dispute, the parties or their representatives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days after delivery of the Notice of Dispute, or if the parties fail to meet within twenty (20) days after delivery of the Notice of Dispute, either party may initiate mediation of the claim or dispute as provided hereafter.

If a party or its representative intends to be accompanied at a meeting by an attorney, the other parties shall be given advance notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any state’s rules of evidence.

(b)	Mediation. If a claim or controversy has not been resolved by negotiation as provided in Section 7.02 (a), the parties shall endeavor to settle the claim or dispute by mediation under the Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes. A neutral third party will be selected from the CPR panel of neutrals. If the parties encounter difficulty in agreeing on a neutral third party, they will seek the assistance of CPR in the selection process. Mediation under this Section 7.02 (b) will commence within sixty (60) days of the Notice of Dispute.

(c)	Statutes of Limitation Tolled During Meeting and Mediation. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedure specified in Sections 7.02(a) and (b) are pending. The parties will take such action, if any, required to effectuate such tolling.

(d)	Performance To Continue Pending Dispute Resolution. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any claim or dispute covered by this Article VII.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     8.01 Survival. The parties agree that all of the representations, warranties and covenants contained in this Agreement or in any document, certificate, instrument, schedule or exhibit delivered pursuant to this Agreement shall survive the Closing and continue to be binding upon the parties for a period of Thirty Six (36) months following the Closing Date.

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     8.02 Further Assurances; Further Cooperation. The parties to this Agreement shall undertake to perform their obligations under this Agreement, to satisfy all conditions, and to cause the transaction contemplated by this Agreement to be carried out in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by the other party hereto in order more effectively to consummate or document the transaction contemplated by this Agreement.
     8.03 Notices. Any notice or communication required or permitted hereunder shall be given in writing, shall refer specifically to the section of this Agreement under which it is given or to which it is applicable, and shall be sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, or (d) telecopy (provided that such telecopy is confirmed by expedited delivery service or by mail in the manner previously described) addressed as follows:

If to the Seller, the Manager
or the Owner:	Mr. John Teague, Executive Vice President 2249 S. Treadaway Blvd. Abilene, Texas 79602 Telephone: (325) 673-1152 Facsimile: (325) 672-4588

With a copy to:	Mr. David L. Hooper P.O. Box 3215 Abilene, Texas 79604 Telephone: (325) 677-2174 Facsimile: (325) 675-5434

If to the Purchaser:	Basic Energy Services, L.P. 400 W. Illinois, Suite 800 Midland, Texas 79701 Attn: Mr. James J. Carter, Executive Vice President Telephone: (432) 620-5500 Facsimile: (432) 620-5501

With a copy to:	Lynch, Chappell & Alsup, P.C. 300 N. Marienfeld, Suite 700 Midland, Texas 79701 Attn: Mr. James M. Alsup Telephone: (432) 683-3351 Facsimile: (432) 683-2587

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or to such other address or to the attention of such other persons as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telecopy upon receipt.
     8.04 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     8.05 Captions; Definitions. The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. The parties agree to all definitions in the statement of parties to this Agreement and in the other introductory language to this Agreement.
     8.06 Controlling Law; Amendment; Waiver; Remedies Cumulative. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas. This Agreement may not be altered or amended except in writing signed by the Purchaser, the Seller, the Manager and the Owner. The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein contained. Except as otherwise expressly provided herein, this Agreement is performable in Midland County, Texas.
     8.07 Post Closing Access and Audit. The Seller and the Purchaser shall each have reasonable access to all books and records of the Business, and the parties hereto shall furnish to each other any information or copies of any document which may be relevant in connection with any tax matter requiring such information and shall provide such other assistance in this connection as the parties reasonably request, at no cost to the party to which the request is made. Without limiting the foregoing, the Seller further agree that, upon request by the Purchaser following Closing, the Seller will execute and deliver to the Purchaser or its accountants such audit response letters and further confirmations as the Purchaser or its accountants may reasonably require for purposes of verification of the accuracy, validity and completeness of all financial and other information provided or made available by the Seller in connection with the transactions contemplated by this Agreement. The Seller, the Manager and the Owner further agree that they will fully cooperate with Purchaser in connection with any audit of the books and records relating to the conduct of the Business by Seller during the three (3) calendar years preceding the Closing, provided the cost of such audit is borne by Purchaser.

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     8.08 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the transaction contemplated and supersedes all prior negotiations. understandings and agreements, both written and oral, among the parties with respect thereto.
     8.09 No Presumption. Neither this Agreement nor any other agreement between the parties nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other agreements between the parties have been reviewed by the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
     8.10 Counterparts. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties to this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered to each of the other parties to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.
(The balance of this page left blank intentionally.)

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     DULY EXECUTED by the parties hereto as of the day and year first above written.

SELLER:

G&L Tool, Ltd.
By: DLH Management, L.L.C.

By:	/s/ John Teague

John Teague, Executive Vice-President

MANAGER:

DLH Management, L.L.C.

By:	/s/ John Teague

John Teague, Executive Vice-President

OWNER:

LJH, Ltd.

By:	/s/ Lacy J. Harber

Lacy J. Harber, President

PURCHASER:

BASIC ENERGY SERVICES, L.P.
By:	Basic Energy Services GP, LLC, Its
General Partner

By:	/s/ James J. Carter

James J. Carter, Executive Vice-President

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LIST OF EXHIBITS

EXHIBIT A	Equipment
EXHIBIT B	Vehicles and Trailers
EXHIBIT C	Contracts
EXHIBIT D	Real Property
EXHIBIT E	Real Property Purchase Agreement
EXHIBIT F	Contingent Earn Out Agreement
EXHIBIT G	Escrow Agreement
EXHIBIT H	The Conveyance
EXHIBIT I	Non Competition Agreement
EXHIBIT J	Employment Agreement
EXHIBIT K — 1	Letter to Customers
EXHIBIT K — 2	Letter to Vendors
EXHIBIT K — 3	Letter to Employees